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                                                                  EXHIBIT 99.2.4

                              November 5, 1997

American Real Estate Investment Corporation
1670 Broadway - Suite 3350
Denver, Colorado  80202

      I, David Lesser, hereby consent to the use of my name in connection with my being nominated for election and serving as a Director of American Real Estate Investment Corporation in the Registration Statement on Form S-4 of American Real Estate Investment Corporation, including the proxy statement and prospectus of American Real Estate Investment Corporation, and in other materials related to the merger of Fair Lawn Industrial Park, Inc., a New York corporation, with and into American Real Estate Investment Corporation, and any amendments or modifications to any of the foregoing.


                                        /s/ David Lesser
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                                        David Lesser